Exhibit 99.1

With Section 232 Tariffs Reshaping Biotech, Valion Bio’s Velocity Bioworks Capitalizes on Domestic CDMO Surge

Velocity Bioworks’ San Antonio facility offers process development, analytical services and early-phase clinical drug substance manufacturing for biotechnology companies evaluating U.S.-based production

SAN ANTONIO, TX / October 14, 2026 / ACCESS Newswire -- Valion Bio, Inc. (NASDAQ:VBIO) (“Valion” or the “Company”), a clinical-stage biopharmaceutical company developing biologics that activate innate immune pathways for cytoprotection and immune modulation, today highlighted the capabilities of its wholly owned contract development and manufacturing organization (“CDMO”), Velocity Bioworks. Velocity Bioworks (“Velocity”) is part of Valion’s own domestic biologics supply chain, supporting the Company’s development strategy for its lead candidate, Entolimod, which is being developed as a potential medical countermeasure for Acute Radiation Syndrome.

Velocity Bioworks can support biotechnology companies evaluating U.S.-based manufacturing for early-phase biologics programs. The announcement comes amid increased industry focus on domestic pharmaceutical manufacturing following implementation of the new Section 232 pharmaceutical tariff framework.1 It imposes tariffs of up to 100% on certain imported patented pharmaceuticals and associated pharmaceutical ingredients, with lower rates or exemptions based on product, origin and other applicable criteria. The framework took effect for most companies on September 29, 2026.2

“Biotechnology companies may benefit from establishing U.S.-based manufacturing early in development as part of a longer-term domestic supply-chain strategy,” said Valion’s Interim CEO Dean Zikria. “Doing so can help avoid a more complex process transfer closer to launch. Velocity Bioworks is designed to provide clinical sponsors with access to process development, analytical services and GMP drug substance manufacturing for early clinical development at its integrated San Antonio campus. We welcome discussions with potential partners about how Velocity can support their development and manufacturing needs.”

Velocity Bioworks’ microbial manufacturing facility is equipped for GMP drug substance manufacturing at scales up to 200 liters. Velocity also maintains GMP mammalian manufacturing capabilities to support biologics programs through early clinical development. Phase-appropriate process and analytical development services are intended to enable technology transfer, product characterization, stability and comparability activities across development and clinical manufacturing programs.

Velocity’s San Antonio manufacturing site provides convenient access to San Antonio International Airport and the region’s transportation and logistics infrastructure.

“As a biopharmaceutical company developing our own biologic drug candidates, including Entolimod, Valion understands the importance of aligning domestic manufacturing capabilities with development objectives,” added Mr. Zikria. “Velocity Bioworks reflects that commitment, with capabilities designed to support both our internal programs and external partners.”

Sources

1 PharmaSource, “Section 232 Pharma Tariffs Expand Today: What Manufacturers Need to Know,” September 29, 2026, https://pharmasource.global/content/policy-briefing/section-232-pharma-tariffs-expand-today-what-manufacturers-need-to-know

2 U.S. Department of Commerce, Bureau of Industry and Security. Federal Register, September 23, 2026, 91 FR 60360–60366, document 2026-19498. https://www.govinfo.gov/content/pkg/FR-2026-09-23/html/2026-19498.htm

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About Valion Bio, Inc.

Valion Bio, Inc. (NASDAQ:VBIO) is developing biologics that activate innate immune pathways for cytoprotection and modulate immune responses in conditions driven by radiation, disease and immune dysregulation.

The Company’s lead candidate, Entolimod, is being developed as a potential medical countermeasure for Acute Radiation Syndrome and has been evaluated in animal models under the U.S. Food and Drug Administration’s (“FDA”) Animal Rule, which allows the Agency to approve new drugs and biological products based on animal efficacy studies when human clinical trials are not ethical or feasible, such as in the case of acute radiation exposure. Entolimod is a novel Toll-like Receptor 5 agonist designed to activate NF-κB signaling pathways associated with cellular protection, tissue recovery and immune response. The product candidate has received Fast Track and Orphan Drug designations from the FDA.

Valion is also advancing Entolasta, a next-generation TLR5 agonist designed for potential use in broader therapeutic applications, including oncology supportive care. The Company’s pipeline includes potential programs in neutropenia and immune dysfunction.

Valion’s wholly owned subsidiary, Velocity Bioworks, is a biologics contract development and manufacturing organization providing development and manufacturing services to Valion to support its internal pipeline, with the objective of increasing manufacturing control, reducing costs, accelerating development timelines and strengthening domestic supply-chain security.

For more information, visit www.valionbio.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Valion’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the continued listing of the Company’s common stock on the Nasdaq Capital Market; and the Company’s ability to maintain compliance with applicable listing standards on the Nasdaq Capital Market. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Valion’s actual results to differ from those contained in the forward-looking statements, see Valion’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, under the heading “Risk Factors”; as well as the Company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Valion undertakes no duty to update such information except as required by applicable law.

Investor and Media Contact
Stephen Kilmer
(646) 274-3580
stephen.kilmer@valionbio.com

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